Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in each Registration Statement on Form S-8 (No. 33-53585, 333-03265, 333-95739, 333-52452, 333-52454 and 333-89532) and on Form S-3 (No. 333-104858) of Deluxe Corporation of our report dated January 23, 2004 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/   PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 12, 2004